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                                                                    Exhibit 3.1

                          SECOND AMENDED AND RESTATED


                         CERTIFICATE OF INCORPORATION

                                      OF

                      NITINOL MEDICAL TECHNOLOGIES, INC.


     Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Nitinol Medical Technologies, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     1. The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on July 28, 1986. The Certificate of Incorporation was amended and restated by an Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 9, 1996 and further amended by a Certificate of Amendment of the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on September 24, 1996.

     2. By vote of the Board of Directors of the Corporation, a resolution was duly adopted, pursuant to Section 245 of the General Corporation Law of the State of Delaware, setting forth a Second Amended and Restated Certificate of Incorporation of the Corporation and declaring said Second Amended and Restated Certificate of Incorporation advisable. The stockholders of the Corporation duly approved said proposed Second Amended and Restated Certificate of Incorporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware. The resolution setting forth the Second Amended and Restated Certificate of Incorporation is as follows:

RESOLVED:      That the Certificate of Incorporation of the Corporation, as
--------       amended, be and hereby is amended and restated in its entirety so that the same shall read as follows:

     FIRST.    The name of the corporation is Nitinol Medical Technologies, Inc.

     SECOND.   The address, including street, number, city and county of the
Corporation's registered office in the State of Delaware is 9 East Loockerman Street,
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in the City of Dover, County of Kent. The name of its registered agent at such address is National Corporate Research, Ltd.

     THIRD.    The nature of the business or purposes to be conducted or
promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH.  Authorized Shares.
              -----------------

     A. The aggregate number of shares which the Corporation shall have authority to issue is 33,000,000, consisting of thirty million (30,000,000) shares of Common Stock, par value $.001 per share (the "Common Stock"), and 3,000,000 shares of undesignated Preferred Stock, par value $.001 per share (the "Preferred Shares").

     B. Authority is hereby expressly granted to the Board of Directors of the Corporation (or a committee thereof designated by the Board of Directors pursuant to the by-laws of the Corporation, as from time to time amended (the "By-Laws")) to issue the Preferred Shares from time to time as Preferred Shares of any series and to declare and pay dividends thereon in accordance with the terms thereof and, in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issue of shares thereof, the number of shares of such series, and the designations, powers, preferences, and rights (including voting rights), and the qualifications, limitations, and restrictions, of such series, to the full extent now or hereafter permitted by the laws of the State of Delaware.

     FIFTH.  Election of directors need not be by written ballot.

     SIXTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     SEVENTH. The Board of Directors is authorized to adopt, amend, or repeal By-Laws of the Corporation except as and to the extent provided in the By-Laws.

     EIGHTH.

      A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director, officer, employee, or agent of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation as a director, officer, employee, or agent of any other corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to

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an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability, and loss (including attorneys' fees, judgments, fines, excise or other taxes assessed with respect to an employee benefit plan, penalties, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the indemnitee's heirs, executors, and administrators; provided, however, that, except as provided in Paragraph C of this Article EIGHTH with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     B. The right to indemnification conferred in Paragraph A of this Article EIGHTH shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law
            --------  -------
requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Article EIGHTH or otherwise.

     C. The rights to indemnification and to the advancement of expenses conferred in Paragraphs A and B of this Article EIGHTH shall be contract rights. If a claim under Paragraph A or B of this Article EIGHTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of

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prosecuting or defending such suit.  In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article EIGHTH or otherwise, shall be on the Corporation.

     D. The rights to indemnification and to the advancement of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

     E. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the Delaware General Corporation Law.

     F. The Corporation's obligation, if any, to indemnify any person who was or is serving as a director, officer, employee, or agent of any direct or indirect subsidiary of the Corporation or, at the request of the Corporation, of any other corporation or of a partnership, joint venture, trust, or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, or other enterprise.

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     G.   Any repeal or modification of the foregoing provisions of this Article
EIGHTH shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

     NINTH. No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate the liability of the director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit. For purposes of the prior sentence, the term "damages" shall, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a director of the Corporation while this Article NINTH is in effect shall be deemed to be doing so in reliance on the provisions of this Article NINTH, and neither the amendment or repeal of this Article NINTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article NINTH, shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article NINTH are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, by-law, agreement, vote of shareholders or disinterested directors, or otherwise.

     TENTH. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization

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of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.


     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Second Amended and Restated Certificate of Incorporation to be signed by its Executive Vice President and Chief Financial Officer this 9th day of June, 1998.

                              Nitinol Medical Technologies, Inc.



                              By: /s/ Theodore I. Pincus
                                 _________________________________
                                 Theodore I. Pincus
                                 Executive Vice President and Chief
                                 Financial Officer

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